Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor contacts: Cheryl Scully (954) 769-7734 scullyc@autonation.com Kate Keyser-Pearlman (954) 769-7342 keyserk1@autonation.com
AutoNation Announces December 2012 Retail New Vehicle Unit Sales of 27,958

•	December 2012 retail new vehicle unit sales increased 15% versus December 2011

•	Fourth quarter 2012 retail new vehicle unit sales increased 16% versus fourth quarter 2011

•	Full year 2012 retail new vehicle unit sales increased 20% versus full year 2011

•	We expect U.S. industry new vehicle sales in 2013 to be at the mid-15 million unit level

FORT LAUDERDALE, Fla., January 4, 2013 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that its retail new vehicle unit sales in December 2012, as reported to the applicable automotive manufacturers, totaled 27,958, an increase of 15% as compared to December 2011. Retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	8,415 for Domestic, up 11% versus December 2011,

•	13,450 for Import, up 18% versus December 2011, and

•	6,093 for Premium Luxury, up 14% versus December 2011.

On a daily selling rate basis, AutoNation's retail new vehicle unit sales increased 19%. There were 26 selling days in December 2012 compared to 27 selling days in December 2011.

For the fourth quarter of 2012, AutoNation's retail new vehicle unit sales, as reported to the applicable automotive manufacturers, increased 16%, with Domestic up 10%, Import up 20%, and Premium Luxury up 17%, in each case as compared to the fourth quarter of 2011.

For full year 2012, AutoNation's retail new vehicle unit sales, as reported to the applicable automotive manufacturers, increased 20%, with Domestic up 14%, Import up 27%, and Premium Luxury up 13%, in each case as compared to full year 2011.

AutoNation also announced that, on December 21, 2012, it completed the acquisitions of Boardwalk Audi, Boardwalk Porsche, Boardwalk Volkswagen, McKinney Volkswagen, Park Cities Volkswagen, and Spring Chrysler Dodge Jeep Ram, which were previously announced on December 4, 2012.

AutoNation expects to report January 2013 retail new vehicle unit sales on Monday, February 4, 2013.

The information provided in this news release is based on sales reports provided by our stores, including stores acquired since December 2011 but excluding the six stores we acquired on December 21, 2012 as described above, to the applicable automotive manufacturers and is provided on a continuing operations basis. These reports are prepared based on the standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements and are based on the time periods set by the automotive manufacturers for reporting monthly sales (which generally differ from the calendar month). As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, new vehicle unit sales are subject to seasonal trends. Consequently, new vehicle unit sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2011 and our subsequent Quarterly Reports on Form 10-Q, for additional information regarding our operations. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

Forward-Looking Statements
This press release contains certain forward-looking statements regarding our expectations for the automotive retail industry. Actual events or results may differ materially from those expressed or implied by these forward-looking statements. Among the important factors that could cause future events or results to vary from those addressed in the forward-looking statements include without limitation, risks and uncertainties arising from economic conditions, conditions in the credit markets and changes in interest rates, the success and financial viability of vehicle manufacturers and distributors with which we hold franchises, natural disasters and other adverse weather events, restrictions imposed by vehicle manufacturers, the resolution of legal and administrative proceedings, and regulatory factors affecting the automotive industry. In addition, please refer to the reports that we file with the SEC on Forms 10-K, 10-Q and 8-K. These filings identify and address other important factors that could cause actual events or results to differ materially from those expressed or implied by our forward-looking statements. The forward-looking statements contained in this press release speak only as of the date of this press release, and we undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

About AutoNation, Inc.
AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 265 new vehicle franchises, which sell 32 brands across 15 states, AutoNation is America's largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index. AutoNation is driven to be the best-run, most profitable automotive retailer. Follow us at www.facebook.com/autonation and www.twitter.com/autonation.

For additional information about AutoNation, please visit investors.autonation.com or www.autonation.com.